UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 26, 2007

UPSTREAM BIOSCIENCES INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-50331

(Commission File Number)

98-0371433

(IRS Employer Identification No.)

Suite 100 – 570 West 7th Avenue, Vancouver, British Columbia, Canada V5Z 4S6

(Address of principal executive offices and Zip Code)

604.707.5800

Registrant's telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 26, 2007, we entered into a private placement subscription agreement with one investor to effect a US$2,000,000 private placement financing through the issuance of 1,333,334 units to the investor in consideration for the subscription price of US$1.50 per unit, whereby each unit consists of one common share, one Series A warrant and one Series B warrant. Each Series A warrant is exercisable into one common share at the exercise price of US$1.75 per share for a period of two years from the closing of the agreement and each Series B warrant is exercisable into one common share at the exercise price of US$1.85 per share for a period of two years from the closing date.

Pursuant to the terms of the agreement, we closed the first US$1,000,000 tranche of the financing on March 5, 2007 and the second US$1,000,000 tranche is scheduled to close on March 27, 2007. We intend to use the proceeds for general corporate purposes.

Item 3.02 Unregistered Sales of Equity Securities

We issued the securities to one non-U.S. person (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933, as amended. As a condition of the private placement, we have agreed to use reasonable efforts to file a registration statement with the Securities and Exchange Commission within 40 days of the closing date of the private placement to register the shares issued in the financing, and the shares issuable upon the exercise of the warrants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UPSTREAM BIOSCIENCES INC.

/s/ Dexster Smith

Dexster Smith

President

Date: March 19, 2007